American Lorain Corp	CCG Investor Relations
Mr. Gang Liu, Director of IR	Mr. Crocker Coulson, President
Phone: +86 586 3862276	Phone: 646-213-1915 (New York)
Email: liugangqd@yahoo.com	Email: crocker.coulson@ccgir.com
www.loraingroup.com

Ms. Linda Salo, Financial Writer
Phone: 646-922-0894
E-mail: linda.salo@ccgir.com

www.ccgirasia.com

American Lorain Announces Preliminary Results for the Third Quarter of 2008

JUNAN COUNTY, Shandong, China, November 5, 2008 -- American Lorain Corporation (OTC Bulletin Board: ALRC) (''American Lorain'' or the ''Company''), an international processed foods company based in Shandong, People’s Republic of China (PRC), today announced preliminary financial results for the third quarter ended September 30, 2008.

American Lorain expects revenues for the third quarter of 2008 in the range of $35 million to $37 million, an increase of approximately 53.5% to 62.3% from $22.8 million in revenues for the comparable period last year. The Company’s management attributes the strong sales to broad-based expansion in domestic markets as well as robust export growth; exports to Japan and Korea were primarily chestnuts, while exports to European countries were comprised of canned, frozen and bulk foods.

The Company expects gross margin for the third quarter of 2008 to be approximately 21%, up roughly 0.4 percentage points from 20.6% in the comparable period in 2007, driven by increased exports that allow for a higher margin compared to domestic sales. Gross margin is expected to be down 3.1 percentage points from 24.1% in the previous quarter due to increased raw material costs for convenience food, which had a larger contribution to net sales during the third quarter of 2008. The Company expects margin to recover as the share of chestnut sales increases at year end and as certain raw material cost decline due to easing inflationary pressures.

Net income is expected to range between $4.0 million and $4.5 million, an increase of approximately 66.7% to 87.5%, compared to net income of $2.4 million generated in the same period last year. These results are preliminary and subject to finalization and possible revision based upon completion of quarterly accounting procedures and the review by the Company's auditor.

"We remain optimistic in achieving our long-term goal of becoming a leading food processor in China. Thanks to our strict quality control and sanitary production processes, our overseas sales demonstrated robust growth during the third quarter when contamination concerns shook China’s food industry. We believe our clients have confidence in the quality of our products, which provides us with a competitive advantage," said Mr. Si Chen, CEO of American Lorain. "We expect to continue with our plan to expand our sales in China. While domestic sales have a slightly lower margin than exports, we believe that our ability to tap the enormous growth potential in the processed foods industry in China and the shift there towards higher quality food products will translate into increased profitability for our business. Additionally, we believe our established image in overseas markets will facilitate our penetration of new markets in China."

Presentation at Rodman & Renshaw Conference

American Lorain will present at the Rodman & Renshaw Annual Global Investment Conference on November 10, 2008 at 3:15 pm. During the conference, the Company will be available to meet with analysts and portfolio managers. A live webcast of the presentation will be available on the Company’s website at www.lorainfood.com or http://www.wsw.com/webcast/rrshq14/alrc.ob/. A replay of the webcast will be archived for 90 days.

About American Lorain Corp.

American Lorain Corporation ("American Lorain" or the "Company") is a Delaware corporation that develops, manufactures and sells various food products. The Company’s products include chestnut products; convenience foods (including lightly processed foods such as cut fruit and premixed salads, ready-to-cook meals, and ready-to-eat meals); and frozen foods, canned foods and bulk foods. The Company currently sells over 192 products to 19 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries located in China. For more information about American Lorain, please visit our website at www.lorainfood.com.

Forward-Looking Statements

Statements contained herein that relate to the Company’s future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements". Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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